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                 Superior National Insurance Group, Inc. Announces
             Completion of Sale of Business Insurance Company to Centre
                    Solutions and Completion of Acquisition of
                     Commercial Compensation Insurance Company


          CALABASAS, Calif. --Dec. 18, 1998--Superior National Insurance Group, Inc. (Nasdaq:SNTL) announced the completion of the previously announced sale of Business Insurance Company to Centre Solutions Holdings (Delaware) Limited, and completion of the previously announced acquisition of Commercial Compensation Insurance Company ("CCIC") from Foundation Health Corporation. SNTL received regulatory approval for the CCIC acquisition on December 16, 1998, completing SNTL's acquisition of Business Insurance Group, Inc. ("BIG") and BIG's insurance subsidiaries.

     Prior to the acquisition of Business Insurance Group on December 10, 1998, Superior National Insurance Group was the parent company of Superior National Insurance Company and Superior Pacific Casualty Company, specialty workers' compensation insurers operating in California through branch offices located in Sacramento, Pleasanton, Fresno, Calabasas, Woodland Hills, Irvine, San Diego, and in Phoenix, Arizona. The Superior National group of companies now also includes California Compensation Insurance Company, founded in 1932 and the largest private sector workers' compensation insurance company in California, Combined Benefits Insurance Company, a specialist in 24-hour cover workers' compensation and accident and health insurance products, and Commercial Compensation Insurance Company, a widely-licensed insurance company that will replace BICO as Superior National's vehicle for underwriting workers' compensation insurance outside of California.

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     CONTACT:  Superior National Insurance Group Inc., Calabasas
               J. Chris Seaman, Chief Financial Officer, 818/878-2240